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                                                                     EXHIBIT 4.5

                                  TRANSLATION

                SALE AND PURCHASE AGREEMENT OF BLOCK G BUILDING

            Shenzhen Shekou Real Property Company and Jetcrown Industrial (Shenzhen) Limited, through sufficient negotiation, they concluded the following agreement:

        1. Shenzhen Shekou Real Property Company will sell a block of building i.e. Block G, Wing Village Industrial Estate, NanShui to Jetcrown Industrial (Shenzhen) Limited. The selling price is DOLLARS TWELVE THOUSAND MILLION RENMINBI (RMB 12,000,000.00).
               The transaction takes effect on November 16, 2000. After that date, Jetcrown Industrial (Shenzhen) Limited is not required to pay the rental. In principle, Jetcrown Industrial (Shenzhen) Limited already owns the property right of Block G, only pending for handling the transfer of property right procedures. The construction structure of Block G is complex in form, the construction area is 10,368.50 square meters. The Property Certificate No.: 4000021369.

        2. Because of financial dispute, the Block G building has been confiscated and sealed by Senior People's Court of GuangDong Province. During this period, Shenzhen Shekou Real Property Company does not has the right to transfer the property right of Block G, as such, after signing this contract, Jetcrown Industrial (Shenzhen) Limited agrees to pay DOLLARS EIGHT
               MILLION RENMINBI (RMB8,000,000.00) in advance to Shenzhen
               Shekou Real Property Company, so that Shenzhen Shekou Real Property Company can settle the financial dispute and as a result to release the confiscation and seal order of the court. At the same time, this amount is also treated as the down payment of purchasing Block G building. The balance payment will only be paid only after the Senior People's Court release the order and both parties sign a formal property right transfer contract.

        3. Jetcrown Industrial (Shenzhen) Limited should pay DOLLARS EIGHT MILLION RENMINBI (RMB8,000,000.00) to Shenzhen Shekou Real Property Company on or before October 27, 2000. After both parties sign the formal "Property Sale and Purchase Agreement", Shenzhen Shekou Real Property Company will refund the previous rental deposit of Block G to Jetcrown Industrial (Shenzhen) Limited.

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        4.     Shenzhen Shekou Real Property Company promise: Within two months from receiving DOLLARS EIGHT MILLION RENMINBI (RMB8,000,000.00) from Jetcrown Industrial (Shenzhen) Limited, Shenzhen Shekou Real Property Company should complete all the procedures for Senior People's Court to release the confiscation and seal order. And within one week from releasing the order, Shenzhen Shekou Real Property Company should sign the formal "Property Sale and Purchase Agreement" with Jetcrown Industrial (Shenzhen) Limited at once. Moreover, Shenzhen Shekou Real Property Company should complete all the documents relating to the Property Right Certificate with Country Property Council. All expenses incurred relating to handling these documents should be borne by Shenzhen Shekou Real Property Company. (Except the contract tax set by the Country)

        5. The execution of the aforementioned terms should still go on, no matter there is any other financial problem of both parties. Otherwise, the party in breach of contract should additional pay 30% indemnity i.e. DOLLARS THREE MILLION SIX HUNDRED THOUSAND RENMINBI (RMB3,600,000.00) to the other party.

        6. Shenzhen Shekou Real Property Company will not sign a new contract or renew contract with other parties in relation to the leasing of the property in Block G and he has the responsibility to inform the tenant to move out upon the expiry of the contract on or before November 1.

        7. This contract is made in three copies, each party will keep one and will has one copy. This contract takes effect after three parties sign the contract. 1

        Jetcrown Industrial (Shenzhen) Limited
        Authorized Representative:                (Signed & Chopped)

        Shenzhen Shekou Real Property Company
        Authorized Representative:                (Signed & Chopped)

        Arbitrator:                               (Signed)

                                                                October 25, 2000